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                                                                    EXHIBIT 10.6

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT

     This Amendment No. 1 (the "Amendment") to that certain Employment Agreement (the "Agreement") dated as of August 1, 1997 between Notify Technology Corporation (the "Company") and Gerald Rice (the "Employee") is made as of February 23, 2000.

     In consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee agree as follows:

     1. Section 3(a) of the Agreement shall be amended so that it reads in its entirety as follows:

"Base Compensation.  The Company shall pay the Employee as compensation for
 -----------------
services a base salary at an annualized rate of $130,000. Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation specified in this Section 3(a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as "Base Compensation"."

     This Amendment has been executed effective as of the first date set forth above.

NOTIFY TECHNOLOGY CORPORATION                 EMPLOYEE



   /s/  Paul DePond                            /s/  Gerald Rice
-------------------------------------         ----------------------------
Paul DePond, Chief Executive Officer          Gerald Rice